Exhibit 99.2


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One):

[X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 1998

                                       or

[  ]     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
         ACT OF 1934
For the transition period from               to

Commission file number V-1799

         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        REGISTER PUBLISHING COMPANY, INC.
                             INCENTIVE SAVINGS PLAN

         B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                               MEDIA GENERAL, INC.
                            333 East Franklin Street
                            Richmond, Virginia 23219

                                     UNAUDITED
                               FINANCIAL STATEMENTS
                             AND SUPPLEMENTAL SCHEDULES


                           REGISTER PUBLISHING COMPANY, INC.
                                INCENTIVE SAVINGS PLAN

                       YEARS ENDED DECEMBER 31, 1998, AND 1997

                           REGISTER PUBLISHING COMPANY, INC.
                                INCENTIVE SAVINGS PLAN

                                    UNAUDITED
                               FINANCIAL STATEMENTS
                            AND SUPPLEMENTAL SCHEDULES


                       YEARS ENDED DECEMBER 31, 1998, AND 1997



                                 TABLE OF CONTENTS

Financial Statements

Statements of Net Assets Available for Plan Benefits,
     with Fund Information............................................1-2
Statements of Changes in Net Assets Available for Plan Benefits,
     with Fund Information............................................3-4
Notes to Financial Statements.........................................5-9


Supplemental Schedules                                           Schedule

Schedule of Assets Held for Investment Purposes,
     December 31, 1998.................................................A
Schedule of Reportable 5% Transactions for the
     year ended December 31, 1998......................................B

                           REGISTER PUBLISHING COMPANY, INC.
                               INCENTIVE SAVINGS PLAN

     STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                 DECEMBER 31, 1998



                                                        STABLE        FRANK            MEDIA
                                                         VALUE       RUSSELL          GENERAL   BALANCED
                                                         FUND      EQUITY FUND      STOCK FUND    FUND      LOAN FUND     TOTAL
                                                    --------------------------------------------------------------------------------
ASSETS
Investment in Media General, Inc., Class A
     Common Stock, 9,056 shares at market of
     $53.00 per share, cost $274,743                $      -       $      -         $479,968    $      -    $     -    $  479,968
Other investments, at market:
     Collective investment fund managed by
     Northern Trust Company:
         Short-term investments, cost $33,560          1,535              -           30,580           -      1,445        33,560
     Common trust funds managed by Frank Russell
       Trust Co., cost $1,198,236                    342,273        695,901                -     332,216          -     1,370,390
Loans to participants                                      -              -                -           -     56,239        56,239
Contributions receivable                               1,600          2,098            5,555       1,841          -        11,094
Other receivables                                          -              -                -           -      2,458         2,458
Dividends and interest receivable                          5              5              158           2          8           178
                                                    --------------------------------------------------------------------------------
  Net assets available for plan benefits            $345,413       $698,004         $516,261    $334,059    $60,150    $1,953,887
                                                    ================================================================================

SEE ACCOMPANYING NOTES.

                           REGISTER PUBLISHING COMPANY, INC.
                                INCENTIVE SAVINGS PLAN

     STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                   DECEMBER 31, 1997



                                                 STABLE          FRANK         MEDIA
                                                  VALUE         RUSSELL       GENERAL     BALANCED
                                                  FUND        EQUITY FUND    STOCK FUND     FUND        LOAN FUND       TOTAL
                                                --------------------------------------------------------------------------------
ASSETS
Investment in Media General, Inc., Class A
     Common Stock, 11,479 shares at market of
     $41.8125 per share, cost $349,959          $      -      $      -         $479,966   $      -        $     -     $  479,966
Other investments, at market:
     Collective investment fund managed by
     Northern Trust Company:
         Short-term investments, cost $503,705   441,945             -           60,217          -          1,543        503,705
     Common trust funds managed by Frank
         Russell Trust Co., cost $964,442              -       668,809                -    295,148              -        963,957
Loans to participants                                  -             -                -          -         63,890         63,890
Contributions receivable                             817         3,296            7,950      1,652              -         13,715
Other receivables                                      -             -                -          -          1,363          1,363
Dividends and interest receivable                  2,122             3              436          -             10          2,571
                                                --------------------------------------------------------------------------------
  Net assets available for plan benefits        $444,884      $672,108         $548,569   $296,800        $66,806     $2,029,167
                                                ================================================================================

SEE ACCOMPANYING NOTES.


                                           REGISTER PUBLISHING COMPANY, INC.
                                                INCENTIVE SAVINGS PLAN

                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                                   DECEMBER 31, 1998


                                       STABLE            FRANK        MEDIA
                                        VALUE           RUSSELL      GENERAL    BALANCED
                                        FUND          EQUITY FUND   STOCK FUND    FUND        LOAN FUND          TOTAL
                                   ----------------------------------------------------------------------------------------
Investment income:
     Dividends                        $      -      $      -      $   5,529     $      -     $      -        $    5,529
     Interest                           13,639            77          2,259           42        5,130            21,147
                                   ----------------------------------------------------------------------------------------
         Total                          13,639            77          7,788           42        5,130            26,676
                                   ----------------------------------------------------------------------------------------

Net appreciation in fair
     value of assets                     6,843       142,095        117,708       51,554           -            318,200

Contributions:
     Employer                                -             -         43,327            -           -             43,327
     Participants                       11,785        28,880         14,974       20,882           -             76,521
                                   ----------------------------------------------------------------------------------------
         Total                          11,785        28,880         58,301       20,882           -            119,848
                                   ----------------------------------------------------------------------------------------

Distributions to withdrawing
     participants                      (70,023)      (92,126)      (331,620)     (36,338)     (9,897)          (540,004)

Adjustments for participants'
     fund transfers                    (61,715)      (53,030)       115,515        1,119      (1,889)                 -
                                   ----------------------------------------------------------------------------------------
Net increase (decrease) in
     net assets available for
     plan benefits                     (99,471)       25,896        (32,308)      37,259      (6,656)           (75,280)
Net assets available for plan
     benefits at December 31, 1997     444,884       672,108        548,569      296,800      66,806          2,029,167
                                   ----------------------------------------------------------------------------------------
Net assets available for plan
     benefits at December 31, 1998    $345,413      $698,004       $516,261     $334,059     $60,150         $1,953,887
                                   ========================================================================================



                                           REGISTER PUBLISHING COMPANY, INC.
                                                INCENTIVE SAVINGS PLAN

                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                                   DECEMBER 31, 1997
                                                                                                                      GEORGE
                                      STABLE         FRANK            MEDIA                                           PUTNUM
                                       VALUE        RUSSELL          GENERAL        BALANCED                          FUND OF
                                       FUND       EQUITY FUND      STOCK FUND         FUND           LOAN FUND        BOSTON
                                    -------------------------------------------------------------------------------------------
Investment income:
     Dividends                      $      -       $      -           $  5,544     $      -          $ 5,326         $   1,212
     Interest                         19,238         13,147              4,226        6,583              220                 -
                                    -------------------------------------------------------------------------------------------
         Total                        19,238         13,147              9,770        6,583            5,546             1,212
                                    -------------------------------------------------------------------------------------------

Net appreciation (depreciation)
     in fair value of assets               -         (1,583)           130,007          934                -             2,447

Contributions:
     Employer                              -              -             59,294            -                -                 -
     Participants                     12,489        180,942             19,519       54,080                -                 -
                                    -------------------------------------------------------------------------------------------
         Total                        12,489        180,942             78,813       54,080                -                 -
                                    -------------------------------------------------------------------------------------------

Distributions to withdrawing
     participants                          -              -            (65,237)           -           (7,519)          (29,524)

Adjustments for participants'
     fund transfers                  413,157        479,602            395,216      235,203            6,287          (145,526)
                                    -------------------------------------------------------------------------------------------

  Net increase (decrease) in
     net assets available for
     plan benefits                   444,884        672,108            548,569      296,800            4,314          (171,391)
Net assets available for plan
     benefits at December 31, 1996         -              -                  -            -           62,492           171,391
                                    -------------------------------------------------------------------------------------------
Net assets available for plan
     benefits at December 31, 1997  $444,884       $672,108           $548,569     $296,800          $66,806         $       -
                                    ===========================================================================================



                                          PUTNUM                           PUTNUM            PUTNUM          PUTNUM
                                          GROWTH         PUTNUM          DIVERSIFIED           NEW           STABLE
                                         & INCOME        VOYAGER           INCOME         OPPORTUNITIES       VALUE
                                           FUND           FUND              TRUST             FUND            FUND          TOTAL
                                  -----------------------------------------------------------------------------------------------
Investment income:
     Dividends                         $   2,018     $       -          $    358         $       -        $   1,774     $  16,232
     Interest                                  -             -                 -                 -                -        43,414
                                  -----------------------------------------------------------------------------------------------
         Total                             2,018             -               358                 -            1,774        59,646
                                  -----------------------------------------------------------------------------------------------

Net appreciation (depreciation)
     in fair value of assets               7,881       (13,680)           (3,052)          (33,844)               -        89,110

Contributions:
     Employer                                  -             -                 -                 -                -        59,294
     Participants                              -             -                 -                 -                -       267,030
                                  -----------------------------------------------------------------------------------------------
         Total                                 -             -                 -                 -                -       326,324
                                  -----------------------------------------------------------------------------------------------

Distributions to withdrawing
     participants                        (20,335)      (43,177)                -           (59,153)          (5,130)     (230,075)

Adjustments for participants'
     fund transfers                     (336,188)     (284,415)          (82,203)         (417,804)        (263,329)            -
                                  -----------------------------------------------------------------------------------------------

Net increase (decrease) in
     net assets available for
     plan benefits                      (346,624)     (341,272)          (84,897)         (510,801)        (266,685)      245,005
Net assets available for plan
     benefits at December 31, 1996       346,624       341,272            84,897           510,801          266,685     1,784,162
                                  -----------------------------------------------------------------------------------------------
Net assets available for plan
     benefits at December 31, 1997     $       -     $       -          $      -         $       -        $       -    $2,029,167
                                  ===============================================================================================

                        Register Publishing Company, Inc.
                             Incentive Savings Plan

                         Notes to Financial Statements

                              December 31, 1998


1.       GENERAL

Media General, Inc. (the Company) is the administrator of the Register Publishing Company, Inc. Incentive Savings Plan (the Plan). The Company changed trustee responsibility from Putnum Investments to Northern Trust Company (the Trustee) on February 28, 1997, pursuant to a trust agreement. The Company transferred all assets from various Putnum Investment mutual funds to various funds maintained by Northern Trust Company on April 3, 1997. The Company assigned Frank Russell Trust Company investment responsibility for the Stable Value Fund, the Equity Fund, and the Balanced Fund. Prior to April 1997, investment responsibility belonged to Putnum Investments.


2.       SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements of the Plan are prepared on the accrual basis of accounting.

VALUATION OF INVESTMENTS

All investments are carried at market value. Loans to participants are carried at the original amount of the loan less principal payments received. Investments in securities traded on national securities exchanges are valued at the last reported sales price or at the last reported bid quotation if not traded on that day. Investments in commingled equity and balanced funds are valued at their redemption value. Dividends are recorded on the ex-dividend date and interest is accrued as earned.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.


3.       CONTRIBUTIONS

The Plan allows participants to elect to contribute 1% to 20% of their total compensation, subject to limitations prescribed by the Internal Revenue Code, by means of regular payroll deductions. Contributions are made in the form of pretax salary reductions or voluntary contributions of after-tax dollars by

            Register Publishing Company, Inc.
                  Incentive Savings Plan

         Notes to Financial Statements (continued)


3.       CONTRIBUTIONS (CONTINUED)

the participants. Participants can elect to contribute 1% to 10% of their pay, in whole percentages, to the Plan before taxes are withheld from their compensation and 1% to 10%, in whole percentages, after taxes are withheld from their compensation. The Company matches a participant's contribution up to a total of 6% of the participant's contribution for each plan year based upon the following chart. If a participant contributes more than 6% in total to the Plan, the percent designated as pretax is considered first for purposes of the Company match.

                                    Company matching percentage
                             ---------------------------------------------------
  Total contribution         On pretax portion          On after-tax portion
 percent to be matched            of total                      of total
by Company contribution        contribution                  contribution
-----------------------      -----------------       ---------------------------
            1%                     75%                           50%
            2%                     75%                           50%
            3%                     75%                           50%
            4%                     75%                           50%
            5%                     65%                           50%
            6%                     55%                           50%


Contributions from participants are invested in accordance with the terms of the Plan at the option of the participant, in: (i) a Stable Value Fund for the purchase of short-term investments, (ii) an Equity Fund for the purchase of interests in commingled equity stock funds, (iii) a Media General Stock Fund for the purchase of Class A Common Stock of Media General, Inc., (iv) a Balanced Fund for the purchase of an interest in a commingled global balanced fund or (v) certain combinations of these funds as provided by the Plan. Company matching contributions are invested in Media General, Inc. stock subject to the transfer provisions discussed in the following paragraph. The Plan also includes, among other things, a loan feature (see Note 7). Under specified guidelines, a participant may request the Trustee to transfer a portion of the participant's balance in other funds into the loan fund for disbursement as a loan to the participant. Repayment of principal and interest is generally made by payroll deduction and the loans are fully secured by the participant's account balance.

On any allocation date (the date that participants may change their Investment Option selection), participants who have attained age 55 may elect to transfer 100% of the market value of their account to any of the Investment Options provided for by the Plan. Also, on any allocation date, participants under age 55 may elect to: transfer 100% of the market value of their account among the Stable Value, Equity, and Balanced Funds; transfer 25% of their account from the Media General Stock Fund to the Stable Value, Equity and/or Balanced Funds, or; transfer 25% of their account from the Stable Value, Equity,

                Register Publishing Company, Inc.
                     Incentive Savings Plan


             Notes to Financial Statements (continued)


3.       CONTRIBUTIONS (CONTINUED)

and/or Balanced Fund to the Media General Stock Fund. The allocation date is the first day of any quarter and four transfers are permitted in any Plan year.


4.       VESTING, WITHDRAWALS, AND TERMINATIONS

In the event of termination of employment or withdrawal from the Plan, participants receive the total value of their account. The vesting provisions of the Plan provide for immediate 100% vesting of the value of Company pretax matching contributions and the value of after-tax matching contributions.

The Company has established the Plan with the intention that it will continue. The Company has the right at any time to terminate the Plan. The value of the participant's accounts would be distributed to the participant in a manner consistent with the Summary Plan Description.

The above descriptions are provided for informative purposes. Readers should refer to the Summary Plan Description for more complete information.


5.       INCOME TAXES

The Internal Revenue Service has ruled that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. Employee contributions qualify as "cash or deferred" contributions under Section 401(k) of the IRC. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Company believes the Plan continues to qualify under the IRC.

                   Register Publishing Company, Inc.
                         Incentive Savings Plan


               Notes to Financial Statements (continued)


6.       INVESTMENTS

Investments representing five percent or more of the Plan's net assets at December 31, 1998, and 1997 consisted of the following:


                                                      1998                             1997
                                       ---------------------------------------------------------------------
NAME AND TITLE                                   COST      MARKET VALUE           COST     MARKET VALUE
                                       ---------------------------------------------------------------------
Northern Trust Company
   Short-Term Investment Fund                  $ 33,560      $ 33,560         $ 503,705     $ 503,705
Frank Russell Stable Value
   Fund                                         335,447       342,273                 -             -
Media General, Inc.,
   Class A Common Stock                         274,743       479,968           349,959       479,966
Frank Russell Balanced Fund                     288,749       332,216           294,050       295,148
Frank Russell Equity I Fund                     517,461       640,002           615,736       615,198


7.       LOANS TO PARTICIPANTS

The Plan has a loan feature available to all Plan participants. Loans are made from the participant's account, reducing the investment balance and creating a receivable in the Loan Fund. Loans are secured by the participant's vested account balance. Loans to terminated participants and loans in default are treated as distributions to the participant. Loans are generally repaid through payroll deduction including principal and interest. The principal portion reduces the receivable from participants and both principal and interest are transferred to the participant's investment account as repayments are received.

Participants may obtain loans based on the vested value of their accounts. New loans cannot exceed 50% of the participant's account value or a maximum of $50,000 in accordance with the Department of Labor's regulations on loans to participants. Loans are limited to one loan per participant per twelve-month period with a maximum of two loans outstanding at any one time. Loans shall bear a reasonable rate of interest and must be repaid over a period not to exceed 5 years unless used to purchase the participant's primary residence, in which case the loan must be repaid over a period not to exceed 10 years.


8.       RELATED PARTY TRANSACTIONS

Recurring administrative expenses of the Plan, which include trustee fees, are paid by the Register Publishing Company, Inc. Administrative expenses for the years ended December 31, 1998, and 1997, were approximately $14,000 and $7,000, respectively.

                  Register Publishing Company, Inc.
                       Incentive Savings Plan


              Notes to Financial Statements (continued)


9.       YEAR 2000 (UNAUDITED)

The Company has developed a plan to modify its internal information technology to be ready for the year 2000, and has substantially converted critical data processing systems. The project also includes determining whether third party service providers have reasonable plans in place to become year 2000 compliant. The Company currently expects the project to be complete before 2000. The Company does not expect this project to have a significant effect on plan operations.


10.      SUBSEQUENT EVENTS

Effective January 1, 1999, the Register Publishing Company, Inc. Incentive Savings Plan merged with the Thrift Plan Plus for Employees of Media General, Inc. The provisions of the Plan have not changed significantly as a result.

                       SUPPLEMENTAL SCHEDULES

                                                               SCHEDULE A

                   Register Publishing Company, Inc.
                       Incentive Savings Plan

                             Item 27a

            Schedule of Assets Held for Investment Purposes


                         December 31, 1998

NAME AND TITLE                                        COST        MARKET VALUE
------------------------------------------------------------------------------

STABLE VALUE FUND:
     Northern Trust Company *
         Short-term Investment Fund               $      1,535     $     1,535
                                                  ============================

     Frank Russell * Stable Value Fund Shares     $    335,447     $   342,273
                                                  ============================


EQUITY FUND:
     Frank Russell * Equity I Fund Shares         $    517,461     $   640,002
     Frank Russell * Equity II Fund Shares              56,579          55,899
                                                  ----------------------------
                                                  $    574,040     $   695,901
                                                  ============================


MEDIA GENERAL STOCK FUND:
     Northern Trust Company *
         Short-term Investment Fund               $     30,580     $    30,580
                                                  ============================

     Media General, Inc.,* Class A Common Stock   $    274,743     $   479,968
                                                  ============================


BALANCED FUND:
     Frank Russell * Balanced Fund Shares         $    288,749     $   332,216
                                                  ============================


LOAN FUND:
     Northern Trust Company *
         Short-term Investment Fund               $      1,445     $     1,445
                                                  ============================

     Loans to participants                        $        ---     $    56,239
                                                  ============================


*    Party in interest to the plan



                                                                                                     SCHEDULE B
                 Register Publishing Company, Inc.
                      Incentive Savings Plan

                           Item 27d

               Schedule of Reportable 5% Transactions

                  Year ended December 31, 1998




                                                       Average                     Current            Net Gain
                                                     Purchase or      Cost of     Value of               or
        Description of Asset                         Sale Price        Asset        Asset              (Loss)
-------------------------------------------------------------------------------------------------------------------
                                                         ($)            ($)          ($)                 ($)
TRANSACTIONS BY ISSUE:

Category (i) - Individual transactions in excess of 5% of Plan assets

Purchases:
     Frank Russell Stable Value Fund                  $328,830       $328,830     $328,830           $   ---
     Frank Russell Short-Term Investment Fund          328,830        328,830      328,830               ---

Sales:
     Frank Russell Short-Term Investment Fund          328,830        328,830      328,830               ---


Category (iii) - Series of transactions in excess of 5% of Plan assets

Purchases:
     Frank Russell Stable Value Fund                  $338,618       $338,618     $338,618           $   ---
     Frank Russell Short-Term Investment Fund          328,879        328,879      328,879               ---

Sales:
     Frank Russell Equity I Fund                      $185,080       $169,442     $185,080           $15,638
     Frank Russell Balanced Fund                       115,144        105,958      115,144             9,186
     Frank Russell Short-Term Investment Fund          328,879        328,879      328,879               ---


There were no category (ii) or (iv) reportable transactions during the year ended December 31, 1998.